Exhibit 15.1

          Eckerd Corporation
          8333 Bryan Dairy Road
          Largo, Florida 34647

                    Re:  Registration Statement on Form
                         S-3 of Eckerd Corporation
          Gentlemen:

          With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our report dated June 8, 1994 related to our review of interim financial information.

          Pursuant to Rule 436(c) under the Securities Act of 1933 (the "Act"), such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

          Very truly yours,

          /s/KPMG Peat Marwick LLP

          Tampa, Florida
          October 31, 1994